EXHIBIT 10.5

Hub Group, Inc.

Description of Executive Officer Cash Compensation

For 2015

Annual Cash Compensation

Base Salary

Set forth below are the 2015 base salaries of the Chief Executive Officer and each of the four most highly compensated executive officers in 2014.  The Company considers various factors in assigning executive officers to specific salary ranges, including job content, level of responsibility, accountability, and the competitive compensation market.  On an annual basis, all executive officers’ salaries are reviewed and adjusted to reflect individual performance and position within their respective ranges.

Bonus Plan

Executive officers are eligible for annual performance-based awards under the Company’s bonus plan, as are all salaried employees.  For 2014, goals were weighted upon achievement of targeted levels of earnings per share and, for some executives, upon achievement of personal goals.  The goals for 2015 will also be similarly weighted.

Restricted Stock

The Company makes periodic grants of restricted stock to executive officers.  The grants of restricted stock made in early 2015 vest in equal installments over a five year period beginning a year from the grant date.

David P. Yeager

Chairman and Chief Executive Officer

Base
2015	$714,563

Mark A. Yeager

Vice Chairman, President and Chief Operating Officer

Base
2015	$581,950

Terri A. Pizzuto

Executive Vice President, Chief Financial Officer and Treasurer

Base
2015	$420,050

James J. Damman

President – Mode Transportation

Base
2015	$372,376

Donald G. Maltby*

Chief Strategy Officer

Base
2015	$334,750

*Donald Maltby retired as of January 15, 2015 and is no longer an employee of Hub Group, Inc.